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                                   EXHIBIT 15




Advantage Marketing Systems, Inc.
2601 N.W. Expressway Suite 1210W
Oklahoma City, Oklahoma 73112

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited condensed consolidated interim financial information of Advantage Marketing Systems, Inc. and subsidiaries for the three months ended March 31, 2001 and 2000, as indicated in our report dated May 14, 2001; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10QSB for the three months ended March 31, 2001, is incorporated by reference in Registration Statement No. 333-304381 (Employee Stock Option Plan) on Form S-8 and in Registration Statement No. 333-91491 (1995 Stock Option Plan) on Form S-8.

We also are aware that the aforementioned report, pursuant to Rule 436 (c) under the Securities Act of 1933, is not considered a part of the registration statements prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.




DELOITTE & TOUCHE LLP

Oklahoma City, Oklahoma
May 14, 2001